EXECUTION COPY

                           EMPLOYMENT AGREEMENT

    This Employment Agreement (the "Agreement") is entered into as of October 1, 1996 by and between Acute Therapeutics, Inc. a Delaware corporation (the "Company"), and Robert Capetola, Ph.D. ("Executive").

    WHEREAS, the Company and the Executive desire that the Executive be employed by the Company and that the terms and conditions of such employment be defined;

    NOW, THEREFORE, in consideration of the employment of the Executive by the Company, the Company and Executive agree as follows:

    1. Term of the Agreement. The Company shall employ Executive and Executive shall accept employment for a period of four (4) years commencing on October 1, 1996 (the "Commencement Date") and continuing until September 30, 2000 (the "Employment Period") subject, however, to prior termination as hereinafter provided in Section 6.

    2.  Executive's Duties and Obligations.

        a. Duties. Executive shall serve as Chairman of the Board of Directors ("Chairman") and Chief Executive Officer of the Company. Executive shall be responsible for overall management of the Company and all operating managers of the

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Company shall report to Executive. Executive shall at all times report to, and shall be subject to the policies established by, the Company's Board of Directors or any Executive Committee thereof. Company may recruit and appoint an independent individual to serve as Chairman in place of Executive; provided, however, that Executive shall remain a member of the Board of Directors for the duration of this Employment Agreement.

        b. Location of Employment. Executive's principal place of business shall be an office, to be established by Executive with the consent of the Board of Directors of the Company, in Doylestown, Pennsylvania. Such office shall serve as the primary location for research, development, sales and marketing activities and such other activities as Executive and the Board of Directors of the Company shall agree.

        c. Proprietary Information and Inventions Agreement. Upon commencement of employment with the Company, executive shall execute the Company's standard form of Intellectual Property and Confidential Information Agreement (the "Confidentiality Agreement") a copy of which is attached to this Agreement as Exhibit A.

    3.  Devotion of Time to Company's Business

        a. Full-Time Efforts. During his employment with the Company, Executive shall devote substantially all of his business time, attention and efforts to the high quality performance of his duties to the Company.

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        b.  No Other Employment.  During his employment with the Company,
Executive shall not, whether directly or indirectly, render any services of a commercial or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of the Company's Executive Committee or Board of Directors.

        c. Non-Competition During Employment. During the term of this Agreement, and for eighteen months after its termination, Executive shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity (i) compete with Acute Therapeutics, Inc. in the business or research areas of surfactant replacement therapy and other areas which Acute Therapeutics, Inc. may enter while he remains employed, or (ii) directly or indirectly solicit or employ any employees of the Company.

    4.  Compensation and Benefits.

        a. Base Compensation. During the term of this Agreement, the Company shall pay to Executive base annual compensation of Two Hundred
Twenty Five Thousand dollars ($225,000), less all required withholdings. Company shall pay to Executive an initial sign-on bonus of $50,000 to be paid the first week of January 1997.

        b. Benefits. During his employment with the Company, Executive will be entitled to all such family health and

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medical benefits and disability insurance as are provided to other officers of the Company. In addition, the Company will provide to Executive (i) term life insurance on behalf of Executive's beneficiaries in the amount of $2,000,000 for the term of this Agreement, and (ii) long-term disability insurance, subject to a combined premium cap of $15,000 per year. In addition, the Company shall provide reasonable health and disability benefits to Executive while Executive is a full-time employee of the Company.

        c. Incentive Bonus. Executive shall be eligible for an incentive bonus as follows:

            (i) $50,000 upon the execution of the first license agreement with a pharmaceutical company relating to KL4-Surfactant providing for upfront license fees [***];

            (ii) $100,00 upon the closing of an initial public offering with gross proceeds of at least $10 million.

            (iii) Additional bonuses at the discretion of the Board of Directors.

    5.  Termination of Employment.

        a. Termination for Good Cause. The Company may terminate Executive's employment at any time for "Good Cause," as herein defined. For the purposes of this Agreement, "Good Cause" includes, but is not limited to, gross misconduct, gross neglect of duties, acts involving moral turpitude, material breach by


[***] Confidential treatment requested.


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Executive of this Agreement or the Confidentiality Agreement or any act or
omission involving fraud, embezzlement, or misappropriation of any property or proprietary information of the Company by Executive which is not cured by Executive within fifteen (15) days after receipt of written notice from the Company.

        b. Termination without Good Cause. If Executive's employment is terminated by the Company without Good Cause, the following provisions shall apply:

            i) Executive shall be entitled to any unpaid compensation accrued through the last day of Executive's employment;

            ii) Executive shall be entitled to received severance payments equal to his base compensation, payable on normal Company payroll dates, for a twelve-month period, subject to setoff for other employment or consulting income received by Executive.

       c. Death or Disability. This Agreement shall terminate if Executive dies or is mentally or physically "Disabled" as herein defined. For the purposes of this Agreement, "Disabled" shall mean a mental or physical condition that renders Executive incapable of performing his duties and obligations under this Agreement for three (3) or more consecutive months or for a total of six (6) months during any twelve (12) consecutive months; provided, that during such period the Company shall give Executive at least thirty (30) days'

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written notice that it considers the time period for disability to be running. If this Agreement is terminated under this paragraph 5.d., Executive or his estate shall be entitled to any unpaid compensation accrued through the last day of Executive's employment but shall not be entitled to any severance benefits.

    6.  Miscellaneous.

        a. Governing Law. This Agreement shall be interpreted, construed, governed, and enforced according to the laws of the State of New York.

        b. Amendments. No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by the parties hereto.

        c. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be construed, if possible, so as to be enforceable under applicable law, else, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

       d. Successors and Assigns. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. Executive shall not be entitled to assign any of his rights or obligations under this Agreement.

       e. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed


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effective upon personal delivery or two days after deposit in the United
States Post Office, by registered or certified mail, postage prepaid, addressed prepaid, addressed to the other party at the address shown below such party's signatures, or at such other address or addresses as either party shall designate to the other in accordance with this paragraph 6.e.

       f. Entire Agreement. This Agreement, including the exhibits attached hereto, constitutes the entire agreement between the parties with respect to the employment of Executive.

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    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

                                  ACUTE THERAPEUTICS, INC.

                                  /s/ James S. Kuo, M.D.
                                  ________________________________
                                  By:  James S. Kuo, M.D.
                                  Its: Director (on behalf of
                                       the Board of Directors)

                             Address:  787 Seventh Avenue
                                       44th Floor
                                       New York, New York 10019

                                   EXECUTIVE:

                                       /s/ Robert Capetola, Ph.D.
                                       ___________________________
                                       Robert Capetola, Ph.D.

                             Address:  6097 Hidden Valley Drive
                                       Doylestown, PA 18901

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